Exhibit 10.3

AMENDING AGREEMENT

THIS AMENDING AGREEMENT made with effect as of the 28th day of October, 2011

BETWEEN:

SEABRIDGE GOLD INC., a corporation existing under the laws of Canada

(“Seabridge”)

AND:

RG EXCHANGECO INC., a corporation existing under the laws of Canada

(“Royal Gold”)

WHEREAS:

A.                                   RGLD Gold Canada, Inc. (“RGLD”) and Seabridge entered into a royalty option agreement dated June 16, 2011 (the “Option Agreement”).

B.                                     Royal Gold was created pursuant to an amalgamation of RGLD and 7550359 Canada Inc. (each, a wholly-owned indirect subsidiary of Royal Gold, Inc.) under the Canada Business Corporations Act (Canada) effective as of July 1, 2011 and, as a result, Royal Gold has succeeded to all right, title and interest of RGLD in and under the Option Agreement.

C.                                     The parties wish to make certain amendments to the Option Agreement on the terms and conditions of this Amending Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.                                       Unless otherwise defined herein, all capitalized words used in this Amending Agreement shall have the meanings ascribed thereto in the Option Agreement.

2.                                       The Option Agreement continues in full force and effect as if the amendments to the Option Agreement effected by this Amending Agreement had been included in the Option Agreement at the Effective Date.

3.                                       The Option Agreement is hereby amended as follows:

(a)                                  Section 4.03 of the Option Agreement is deleted in its entirety and replaced with the following:

“Satisfaction of Option Conditions

For the purposes of determining whether paragraph (b) of the First Option Conditions, paragraph (c) of the Second Option Conditions or Section 3.02(5)(a)(iii)(B) have been satisfied by Royal Gold:

(a)                              if Royal Gold (or an Affiliate of Royal Gold) is not the registered holder of the Shares it is required to hold throughout the relevant period in respect of the First Option Condition referred to above, Royal Gold may demonstrate that it has satisfied this condition by providing Seabridge with a certificate of an officer certifying Royal Gold has satisfied this First Option Condition together with copies of statements of its relevant brokerage accounts (or those of its relevant Affiliate) showing the transactions in its brokerage accounts (or those of its relevant Affiliate) over the relevant period and the balance of its holdings of Shares throughout the period or in such other manner reasonably acceptable to Seabridge;

(b)                             if Royal Gold (or an Affiliate of Royal Gold) is not the registered holder of the Shares (or the relevant securities in respect of an Alternative Subscription) it is required to hold throughout the relevant period in respect of the Second Option Condition referred to above,  Royal Gold may demonstrate that it has satisfied this condition by providing Seabridge with a certificate of an officer certifying Royal Gold has satisfied this Second Option Condition together with copies of statements of its relevant brokerage accounts (or those of its relevant Affiliate) showing the transactions in its brokerage accounts (or those of its relevant Affiliate) over the relevant period and the balance of its holdings of Shares (or the relevant securities in respect of an Alternative Subscription) throughout the period or in such other manner reasonably acceptable to Seabridge;

(c)                              for greater certainty, all short positions of Royal Gold (or its relevant Affiliate) in respect of the Shares (or the relevant securities in respect of an Alternative Subscription), if any, shall be deducted from the long positions of Royal Gold (or its relevant Affiliate) in respect of the Shares (or the relevant securities in respect of an Alternative Subscription);

provided that, if Royal Gold is not capable of satisfying any one or more of the conditions referred to in paragraph (b) of the First Option

Conditions, paragraph (c) of the Second Option Conditions or Section 3.02(5)(a)(iii)(B) as a result of:

(d)                                 a compulsory acquisition of the relevant Shares (or the relevant securities in respect of an Alternative Subscription) held by Royal Gold (or its relevant Affiliate) in connection with a transaction pursuant to which one or more Persons acquires all of the issued and outstanding Shares (or all of the issued and outstanding securities of the relevant Person in respect of an Alternative Subscription); or

(e)                                  Seabridge (or the relevant Person in respect of an Alternative Subscription) undertaking any amalgamation, merger, arrangement, corporate reorganization or business combination, or any similar or analogous transaction under which, upon consummation, Royal Gold (or its relevant Affiliate) no longer holds the relevant Shares (or the relevant securities in respect of an Alternative Subscription), then, as of the first date that Royal Gold (or its relevant Affiliate) no longer holds the Shares (or the relevant securities in respect of an Alternative Subscription), such condition(s) shall be deemed to have been satisfied for all purposes of this Agreement.”

(b)                                 Section 7.03 of the Option Agreement is deleted in its entirety and replaced with the following:

“Public Announcements

Each Party shall consult with the other Party at a reasonable time prior to issuing any press release or other public disclosure regarding the other Party or the Transaction Documents (including the transactions contemplated thereunder) and shall afford the other Party a reasonable opportunity to comment on the written text of such proposed disclosure. Where the other Party has been consulted hereunder and provided comments on specific wording which have been adopted by the disclosing Party, the disclosing Party shall be entitled to repeat such specific wording in public, provided that the other Party has not otherwise requested that such disclosure be updated.”

4.                                       This Amending Agreement may be executed in counterparts and delivered by electronic transmission, each of which will be deemed to be an original and when taken together deemed to constitute one and the same instrument.

5.                                       A conformed version of the Option Agreement, as amended by this Amending Agreement, is attached hereto as Schedule A.

IN WITNESS WHEREOF, the parties have executed this Amending Agreement as of the day and year first written above.

SEABRIDGE GOLD INC.

By:	/s/Rudi Fronk
	Name:	Rudi Fronk
	Title:	President and CEO

RG EXCHANGECO INC.

By:	/s/Bruce C. Kirchhoff
	Name:	Bruce C. Kirchhoff
	Title:	Vice President and General Counsel

SCHEDULE A
CONFORMED OPTION AGREEMENT

[See attached]